EXHIBIT 99.1


On August 17, 2005, the Registrant issued the following news release:


                   "American Oil & Gas Provides Second Quarter
                    Financial Results and Operations Update


     DENVER - American Oil and Gas, Inc. (AMEX: AEZ) today announced oil and gas revenues of $1,239,042 and net income of $159,412, or less than one cent per share basic and diluted, for the quarter ended June 30, 2005, as compared to oil and gas revenues of $79,763 and a net loss of $188,705, or one cent per share, for the quarter ended June 30, 2004. For the six months ended June 30, 2005, the Company had oil and gas revenues of $1,925,769 and net income of $221,074, or one cent per share basic and diluted, as compared to oil and gas revenues of $147,677 and a net loss of $350,704, or two cents per share, for the six months ended June 30, 2004.

     During the quarter ended June 30, 2005, the Company sold 22,233 barrels of oil at an average price of $50.97, resulting in oil revenues of $1,133,297, and sold 16,094 Mcf of natural gas at an average price of $6.57 per Mcf, resulting in gas revenues of $105,745. During the corresponding quarter of the prior year, the Company sold 815 barrels of oil at an average price of $37.47, resulting in oil revenues of $30,527, and sold 11,228 Mcf of natural gas at an average price of $4.39 per Mcf, resulting in gas revenues of $49,236.

     During the six month period ended June 30, 2005, the Company sold 35,958 barrels of oil at an average price of $48.92, resulting in oil revenues of $1,759,034, and sold 26,163 Mcf of natural gas at an average price of $6.37 per Mcf, resulting in gas revenues of $166,735. During the corresponding six month period of the prior year, the Company sold 1,587 barrels of oil at an average price of $34.37, resulting in oil revenues of $54,548, and sold 23,361 Mcf of natural gas at an average price of $3.99 per Mcf, resulting in gas revenues of $93,129.

     The Company incurred increases in general and administrative expenses for both the quarter and six months ended June 30, 2005 as compared to the prior year periods. The increase in the quarterly period is primarily from an increase in salaries of $251,000, primarily from the acquisition of Tower Colombia Corporation. In addition, the Company paid a $75,000 listing fee to the American Stock Exchange, paid a management fee of $15,000, and recorded an increase in directors' expense of $48,000, which was associated with the value of common stock paid to an independent director. The increase in the six month period is primarily from an increase in salaries of $279,000, primarily from the acquisition of Tower Colombia Corporation, together with the $75,000 listing fee paid to the American Stock Exchange, a management fee of $90,000, and an increase in directors' expense of $79,000. The remaining increases in both the quarterly and six month periods result from costs associated with expanding operations.

     At June 30, 2005, the Company had working capital of $2,987,778, of which $2,799,273 was in cash and cash equivalents, $11,224,699 in total assets, a long term asset retirement obligation of $44,425, and $10,220,104 in stockholders' equity. There are currently 35,788,702 common shares outstanding.

     Operationally, at the Company's Fetter project, the sidetracked wellbore on the Sims 16-26 well has been drilled into the Niobrara formation, approximately 260 vertical feet above the Frontier formation, where the well has encountered significant pressures and intermittent natural gas flows. Current operations include stabilizing the well in preparation to continue to drill toward the Frontier formation, which is the primary objective of this well. After drilling the remaining 260 feet, the wellbore will be conditioned in preparation for running and cementing 5 1/2 inch casing. Once casing has been set, the conventional drilling rig will be removed and a snubbing unit will be rigged up to drill the high angle, under-balanced drilling portion of the well into the Frontier. The conventional drilling rig will be mobilized to the Hageman 16-34 well location, the second of the planned initial two well program at Fetter.

      The snubbing unit that will be used to drill the under-balanced portion of the Sims well is designed to operate under the types of surface pressures and flow rates encountered on the well's first penetration into the Frontier formation last month. Reservoir information and operational experience obtained from the initial effort indicate that utilizing a snubbing unit may facilitate achieving the lateral penetration objectives on this well and help overcome some of the mechanical challenges encountered from drilling the Frontier formation with the conventional drilling rig.

      The Fetter project area consists of approximately 51,000 gross acres within American's 103,000 gross acre Douglas project. Subject to the terms of existing agreements with partners, American is paying 15% of the costs on the Sims 16-26 well and owns a 26.25% interest. On the Hageman 16-34 well, American will pay 37.5% of the costs and will own a 45% interest. On all remaining wells, with the exception of three locations, American owns and will pay the associated costs of its 56.25% interest.

      At the Big Sky Project, American currently owns working interests aggregating .86 net well in a total of 16 gross producing wells. The Company's share of production from this project is now approximately 250 barrels of oil per day. The Company is on schedule to participate in the drilling of up to nine additional wells during the remainder of 2005.

      At the Krejci oil project, targeting the Mowry shale, American has permitted several new drill sites and is in the process of securing a drilling rig with the goal of commencing a multi-well horizontal drilling program later this year. Discussions are ongoing with several potential industry partners.

      At the West Rozel heavy oil project in Utah and the Bear Creek Coalbed methane project in Montana, the Company is in advanced stage discussions with potential industry partners with the goal of entering into some form of participation agreement, farm out or sale of the properties.


         Selected Financial and
             Operating Data                Three Months Ended          Six Months Ended
                                           6/30/05     6/30/04       6/30/05       6/30/04
                                           -------     -------       -------       -------

FINANCIAL RECAP:
---------------
Revenues                                $1,239,042   $   79,763    $1,925,769   $  147,677
Net income (loss)                       $  159,412   $ (188,705)   $  221,074   $ (350,652)
Net income (loss) per common share-
  basic                                 $     --     $    (0.01)   $     0.01   $    (0.02)

Net income (loss) per common
  share-diluted                         $     --     $    (0.01)   $     0.01   $    (0.02)


OPERATING DATA:
---------------
Net oil production (Bbl)                    22,233          815        35,958        1,587
Oil revenues                            $1,133,297   $   30,527    $1,759,034   $   54,548
Average oil price per Bbl               $    50.97   $    37.47    $    48.92   $    34.37

Net gas production (Mcf)                    16,094       11,228        26,163       23,361
Natural gas revenues                    $  105,745   $   49,236    $  166,735   $   93,129
Average gas price per Mcf               $     6.57   $     4.39    $     6.37   $     3.99

Barrels of oil equivalent produced
("BOE")                                     24,915        2,686        40,319        5,480

Lease operating and production taxes    $   57,400   $   14,710    $   94,503   $   34,922
LOE and production taxes per BOE        $     2.26   $     5.48    $     2.34   $     6.37

Depreciation, depletion and
  amortization-oil and gas properties   $  373,874   $   19,305    $  517,695   $   38,597
DD&A per BOE                            $    15.01   $     7.18    $    12.84   $     7.04

General and administrative expenses     $  665,303   $  233,625    $ ,132,010   $  422,813

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.
----------------------------

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."